Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 30, 2025, except for the matters described in Notes 2 and 13, as to which the date is June 24, 2025, relating to the consolidated financial statements of Bimergen Energy Corporation (the “Company”) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ramirez Jimenez International CPAs

Irvine, California

February 19, 2026